EXHIBIT 99.3

PRESS RELEASE

Resolute and Fibrek Complete Second Step Arrangement

MONTREAL, CANADA, August 1, 2012 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) and Fibrek Inc. (TSX: FBK) announced today the completion of their previously announced second step plan of arrangement transaction (the “arrangement”), whereby Fibrek and RFP Acquisition Inc., a wholly-owned subsidiary of Resolute, have amalgamated resulting in Resolute indirectly owning 100% of the shares of Fibrek Inc. This announcement comes following the approval of the arrangement by Fibrek’s shareholders on July 23, 2012 and the issuance of a final order of the Superior Court of Quebec on July 27, 2012 approving the arrangement.

Fibrek has applied for its common shares to be delisted from the Toronto Stock Exchange and expects such delisting to be effective as of the close of markets on August 2, 2012. In addition, Fibrek has applied and made the required filings with the relevant Canadian securities regulatory authorities in order for Fibrek to cease to be a reporting issuer or the equivalent in the relevant Canadian provinces and territories.

Registered Fibrek shareholders who have not yet sent letters of transmittal accompanied by original Fibrek share certificates to the depositary for the arrangement, Canadian Stock Transfer Company Inc., acting in its capacity as administrative agent of CIBC Mellon Trust Company, are reminded that they should do so promptly in order to receive payment under the terms stipulated in the circular addressed to Fibrek shareholders dated June 22, 2012. The circular and the letter of transmittal referred to above may be downloaded from the SEDAR website (www.sedar.com).

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 21 pulp and paper mills and 22 wood products facilities in the United States, Canada and South Korea. Marketing its products in more than 90 countries, Resolute has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

About Fibrek

Fibrek is a leading producer and marketer of high-quality virgin and recycled kraft pulp. The company operates three mills located in Saint-Félicien, Québec, Fairmont, West Virginia, and in Menominee, Michigan with a combined annual production capacity of 760,000 tonnes. Fibrek has approximately 500 employees. The Saint-Félicien mill provides northern bleached softwood kraft pulp (product known as NBSK pulp) to various sectors of the paper industry mainly in Canada, the United States and Europe, for use in the production of specialized products. The Fairmont and Menominee mills manufacture air-dried recycled bleached kraft pulp (product known as RBK pulp) and primarily supply manufacturers of fine uncoated paper, household paper for commercial and industrial uses, and coated paper in the United States.

Cautionary Statements Regarding Forward-looking Information

Statements in this press release that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of forward-looking terminology such as the words “should”, “would”, “could”, “will”, “may”, “expect”, “believe”, “anticipate”, “attempt”, “project” and other terms with similar meaning indicating possible future events or potential impact on Resolute’s business or shareholders, including future operations following the proposed acquisition of Fibrek.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release include, but are not limited to, the businesses of Resolute and Fibrek may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, and all other potential risks and uncertainties set forth under the heading “Risk Factors” in Part I, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC and Resolute’s other filings with the Canadian securities regulatory authorities.

All forward-looking statements in this press release are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com